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                                                                  Exhibit 10.85


                              Restated Pursuant to
                          Amended and Restated "A" Note
                          Dated as of February 10, 1989

                                    "A" NOTE

            FOR VALUE RECEIVED, FIVE HUNDRED BOYLSTON WEST VENTURE ("Maker"), a joint venture formed pursuant to the partnership laws of the Commonwealth of Massachusetts, consisting of (1) BOYLSTON WEST 1986 ASSOCIATES LIMITED PARTNERSHIP, a Texas limited partnership, (2) NEW ENGLAND MUTUAL LIFE INSURANCE COMPANY, a mutual life insurance company, and (3) DIHC BOYLSTON ASSOCIATES, a Georgia partnership, and having an address at 462 Boylston Street, Suite 3200, Boston, Massachusetts 02116, promises to pay to DIHC FINANCE CORPORATION, its successors is interest or assigns ("Payee"), at its office at 200 Galleria Parkway, Suite 2000, Atlanta, Georgia 30339, or order, or at such other place as may be designated in writing by the holder hereof, the principal sum of ONE HUNDRED FIFTY THREE MILLION SIX HUNDRED FIFTY THOUSAND DOLLARS ($153,650,000), or so much thereof as shall be advanced in accordance with the provisions of that certain Building Loan Agreement (the "Building Loan Agreement") of even date herewith between Maker and Payee, in lawful money of the United States of America, on the thirty-fifth (35) anniversary of the date of this Note (the "Maturity Date"), and to pay interest on the unpaid principal balance hereof from the date hereof at the times and at the applicable rates of interest set forth below.

            Until the Permanent Funding Date (as such term is defined in the Building Loan Agreement), interest shall be computed on the outstanding principal sum of One Hundred and Fifty Three Million Six Hundred Fifty Thousand Dollars ($153,650,000), or so much thereof as

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shall have been advanced hereunder, at the rate of ten percent (10%) per annum.
Until the Permanent Funding Date, interest shall compound annually, provided, however, that for any period in which the prime rate of interest as announced by The Chase Manhattan Bank, N.A. shall be 10% or greater, interest on this Note for such period shall compound monthly. Maker shall pay all accrued and unpaid interest (i) or the tenth of each month, to the extent of 70% of Maker's Net Cash Flow (as such term is hereinafter defined) for the immediately preceding calendar month, and (ii) any interest not paid out of 70% of Maker's Net Cash Flow as set forth in (i) above shall be paid annually on each anniversary of the date of this Note occurring prior to the Permanent Funding Date and on the Permanent Funding Date, as the case may be, from draws made under the Building Loan Agreement for Interim Financing Costs (as such term is defined in the Building Loan Agreement).

            After the Permanent Funding Date, interest shall be paid on the tenth day of each month following the calendar month which includes the Permanent Funding Date, in an amount in each case equal to all accrued and unpaid interest on this Note. Such monthly dates for the payment of interest after the Permanent Funding Date shall be referred to hereinafter as "Monthly Payment Dates". The 28, 29, 30 or 31 day period, as the case may be, from the Permanent Funding Date to the first Monthly Payment Date and from a Monthly Payment Date to the next Monthly Payment Date shall be referred to as a "Monthly Period". After the Permanent Funding Date, this Note shall bear interest as follows (each of the interest rates set forth in the following four numbered paragraphs being referred to hereinafter as the "Full Interest Rate" then in effect under this Note after the Permanent Funding Date):

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            (1) at the rate of 8.00% per annum from and after the Permanent
Funding Date through and including the date immediately preceding the fifth anniversary of the Permanent Funding Date;

            (2) at the rate of 8.50% per annum from and after the fifth anniversary of the Permanent Funding Date through and including the date immediately preceding the tenth anniversary of the Permanent Funding Date;

            (3) at the rate of 9.00% per annum from and after the tenth anniversary of the Permanent Funding Date through and including the date immediately preceding the fifteenth anniversary of the Permanent Funding Date; and

            (4) at the rate of 10.00% per annum from and after the fifteenth anniversary of the Permanent Funding Date through and including the Maturity Date.

            On the Maturity Date, the outstanding principal balance of this Note, together with all accrued and unpaid interest thereon shall be due and payable.

            Commencing with the first month in which the Venture receives any Gross Receipts (as such term is hereinafter defined) and for each calendar month thereafter prior to the Permanent Funding Date, Maker shall cause a statement of income and expense setting forth the elements and the calculation of Pre-Debt-Service Net Cash Flow (as such term is hereinafter defined) for such month to be prepared and furnished to Payee on or before the tenth day of the month following the calendar month to which such statement applies. Each such monthly statement shall be certified by an authorized representative of Maker.

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            Each payment received by Payee on account of this Note shall be applied in the following order of priority: first, to the curing of any default (including late charges) hereunder, under the Building Loan Agreement during the term thereof or under that certain First Mortgage and Security Agreement (the "Mortgage") of even date herewith, made by Maker to Payee to secure the payment of this Note or under any other document executed by Maker pursuant to the terms of this Note or the other agreements specified above (all such documents and agreements referred to collectively hereinafter as the "Loan Documents"); second, to interest accruing at the applicable Full Interest Rate on the outstanding principal balance hereof since the immediately preceding Monthly Payment Date; and third, to the outstanding principal balance hereof.

            If any portion of the indebtedness evidenced hereby is not paid on the date on which it is due, Maker shall pay to Payee, in addition to all amounts otherwise due and payable under this Note, an amount equal to two percent (2%) of such unpaid portion of the indebtedness evidenced hereby as a late payment charge, and such amount shall be secured by the Mortgage.

            Upon (i) Payee notifying Maker of any monetary default hereunder, or under that certain "B" Construction Note (the ""B" Note") of even date herewith executed by Maker in favor of Payee, or under any of the Loan Documents, and the continuance of such monetary default for a period of twenty (20) days after the delivery of such written notice of default by Payee to Maker (the "Event of Default") or (ii) Payee notifying Maker of any non-monetary default hereunder, under the "B" Note or under any of the Loan Documents, and the continuance of such default for a period of sixty (60) days after delivery of such written notice of default by Payee, (or, if such non-monetary default is of the type that cannot be cured in such period of time, then such

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additional period of time as is necessary to cure same, provided Maker promptly commences to cure same and thereafter diligently and continually prosecutes to completion the cure of same) (the "Event of Default"), Maker, at the option of Payee, shall pay the principal and interest remaining due and unpaid hereunder in accordance with the terms hereof and of the Mortgage, together with all costs and expenses incurred in connection with the collection or attempted collection hereof and the protection of the security hereof or thereof, including reasonable attorneys' fees, whether or not suit is instituted. Interest shall accrue on such past due amounts from the date of such Event of Default at the "Involuntary Rate" (as hereinafter defined) compounded monthly until the date such past due amounts together with such interest at the Involuntary Rate are paid. The "Involuntary Rate" shall be:

      (A) for any advances, disbursements or moneys advanced by Payee in accordance with the terms of this Note, the Mortgage, the Building Loan Agreement or the other Loan Documents in furtherance of protecting the security hereof or thereof or for any monetary defaults set forth in clause (i) of this paragraph but prior to any acceleration by Payee of the debt evidenced by this Note, an annual rate equal to five percent (5%) in excess of the rate announced from time to time by The Chase Manhattan Bank, N.A. as its prime rate, on the past due amount or the amount so advanced, as the case may be, but in no event in excess of the then applicable maximum lawful rate.

      (B) in the event the principal amount of this Note and all interest due hereunder is accelerated by Payee in accordance with terms of this Note or the Mortgage, an annual rate computed from the date of such acceleration equal to the greater of (i) fifteen percent

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      (15%) or (ii) five percent (5%) in excess of the rate announced from time to time by The Chase Manhattan Bank, N.A. as its prime rate, on the principal and all interest and the amounts then due and payable, but in no event in excess of the then applicable maximum lawful rate.

            Maker (i) waives and renounces any and all exemption rights and the benefit of all valuation and appraisal privileges as against the indebtedness evidenced hereby or any renewal or extension thereof except as set forth in the Mortgage, (ii) waives demand, protest, notice of nonpayment, and any and all lack of diligence or delays in the collection or enforcement hereof, and (iii) expressly consents to any extension of time, release of any of the security of this Note, acceptance of other security therefor, or any other indulgence or forbearance whatsoever by Payee, any one or all of which may be made without notice to Maker or any other party.

            On or after the Permanent Funding Date Maker and Payee shall execute and deliver an estoppel letter confirming the principal amount of this Note as of such Date and, at the request of Payee, Maker shall execute and deliver a note in replacement of this Note (upon surrender by Payee to Maker of this Note) setting forth the then holder of this Note and the principal amount of this Note then outstanding in the form and substance of this Note except that the terms hereof relating to the period prior the Permanent Funding Date which are no longer applicable shall be deleted. Any failure of Maker to execute such replacement note complying with the above within thirty (30) days after delivery by Payee of a request therefor, accompanied by such replacement note, shall be a default under this Note but shall in no event affect the validity of this Note.

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            As used in this Note:

            (a) The term "Property" shall mean the property and improvements encumbered by the Mortgage.

            (b) The term "Gross Receipts" shall mean the gross cash receipts (computed in accordance with accepted cash basis accounting principles, consistently applied) received by Maker, any of Maker's partners or agents on behalf of Maker or any other person on behalf of Maker in cash or cash equivalents (other than capital contributions made by Maker's partners, the amounts borrowed hereunder or under the "B" Note or any other loan proceeds received by Maker and proceeds of any sale, refinancing, condemnation, or insurance recovery due to any casualty relating to the Property) from all sources whatsoever as a direct or indirect result of the ownership or operation of the Property or the operations of Maker including, without limitation, the gross amounts received as rent, prepaid rent, additional rent, the proceeds of rent insurance, fees, charges or otherwise (excluding security deposits unless such security deposits are applied as payment of rent or forfeited upon default under a lease), sundry income, concession income, interest on deposits (including deposits in escrow pursuant to the Building Loan Agreement) provided that such interest is not the property of tenants by lease or local law, the net amount of any refund of impositions of tax applicable to any period through and including the Maturity Date (to the extent that Maker is not required to remit such refund to tenants) and the proceeds of any sale of personal property or fixtures now or hereafter located on the Property.

            (c) The term "Operating Expenses" shall mean the operating expenses actually paid by Maker, computed in accordance with accepted cash basis accounting principles,

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consistently applied, for costs of: the maintenance, management, administration, operation, repair and replacement of any portion of the Property except to the extent financed by borrowings of Maker, amounts paid by Maker (including reimbursements) to any property manager (but not construction manager), administrator (but specifically excluding the "loan administration fee" payable to DIHC Management Corporation for administering the loan advanced under the Building Loan Agreement prior to the Permanent Funding Date), accountants, attorneys or other agents for services rendered in connection with the operation (as opposed to the initial construction) of the Property, and all other costs specifically designated by and in accordance with the provisions hereof to be Operating Expenses. Operating Expenses shall include the cost of or charges for the following by way of illustration but not limitation: interest and other periodic amortization, if any, on any indebtedness of Maker (excluding all interest paid under this Note and the "B" Note" prior to the Permanent Funding
Date), whether or not secured by a lien on the Property, together with all other costs incurred in connection with any such indebtedness or lien; advertising and promotional costs; leasing commissions; real estate taxes and assessments; all taxes upon the gross or net rental income of Maker derived from the Property; water-and sewer charges; linkage payments (or alternatives thereto) to City or the BRA under the Amended and Restated Sale and Construction Agreement dated as of April 15, 1986; insurance premiums; licenses, permits and inspections (except building permits and inspections relating to the initial construction of the Improvements); heat, light and power; janitorial services; building staff; garbage services; costs of providing air-conditioning; costs of supplies, materials, equipment and tools for operating the Property; and the cost to Maker of contesting by appropriate proceedings

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the applicability to the Property, or the validity, of any statute, ordinance, rule or regulation affecting the Property which might increase Operating Expenses, provided, however, that Operating Expenses shall not include depreciation, amortization of any previously capitalized expenditure or any other expense not involving a cash expenditure by Maker.

            (d) The term "Net Cash Flow" for any period shall mean an amount equal to Gross Receipts of such period less the sum of Operating Expenses for such period and a reasonable reserve for contingencies and for general working capital requirements of Maker.

            (e) The term "Pre-Debt-Service Net Cash Flow" for any period shall mean an amount equal to the Net Cash Flow for such period computed without regard to any deduction, as an Operating Expense, for interest paid on this Note.

            This Note may not be prepaid in whole or in part prior to the Permanent Funding Date except to the extent that 70% of the Pre-Debt Service Net Cash Flow of Maker exceeds interest (and any other charges) payable hereunder. After the Permanent Funding Date, this Note may not be prepaid in whole or in part prior to the eighth (8th) anniversary of the Permanent Funding Date, except at the times and to the extent set forth in that certain Escrow Agreement to be executed by Maker, Payee and DIHC Boylston Associates pursuant to the Building Loan Agreement (at which time such amount shall be due and payable hereunder without premium or penalty), and may be prepaid in whole (but not in part) at any time following the eighth (8th) anniversary of the Permanent Funding Date upon thirty (30) days prior written notice to Payee and upon payment of the following prepayment premium (based on the principal amounts so

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prepaid) computed with respect to the year after the Permanent Funding Date during which such prepayment is made:

               Year after Permanent
                   Funding Date                 Premium
                   ------------                 -------
                        9th                     6%
                       10th                     5%
                       11th                     4%
                       12th                     3%
                       13th - 20th              2%

At any time following the twentieth (20th) anniversary of the Permanent Funding Date, this Note may be prepaid in whole or in part without premium or penalty upon thirty (30) days' prior written notice to Payee. Upon any Event of Default hereunder, and following any acceleration by Payee (except for an acceleration resulting from an event described in Paragraphs 4(a) or 4(b) of the Mortgage) prior to the eighth anniversary of the Permanent Funding Date of the obligation to pay the entire outstanding principal balance hereof and all accrued and unpaid interest hereon, a tender (the "Tender") of payment of the principal and interest remaining due and unpaid hereunder, made by Maker or anyone on behalf of Maker at any time at or prior to foreclosure or mortgagee's sale, shall constitute an evasion of the payment terms hereof and shall be deemed to be a voluntary prepayment and such payment, to the extent permitted by law, shall include a prepayment premium in an amount equal to 12% of the principal amount so Tendered (or, for the period beginning from the eighth anniversary of the Permanent Funding Date until the twentieth anniversary of such date, a prepayment premium in accordance with the schedule set forth above).

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Notwithstanding anything herein to the contrary, this Note shall be prepaid, in whole or in part without premium or penalty, from any recoveries under title insurance policies covering the Property or from any undisbursed insurance proceeds and condemnation awards required by the terms of the Mortgage to be applied on the indebtedness evidenced by this Note.

            The parties hereto have intended in good faith to comply with all applicable usury laws. Notwithstanding anything to the contrary contained in this Note or any of the other Loan Documents, Maker shall not be obligated to pay interest at a rate which would subject Payee to either criminal or civil liability. If, by the terms of this Note or any of the other Loan Documents, Maker is ever obligated to pay interest on the principal balance hereof in an amount or at a rate in excess of the applicable lawful maximum, then the interest due to Payee shall be immediately and automatically reduced to such maximum, the interest payable shall be computed at such maximum rate, and all prior interest payments in excess of such lawful maximum shall be immediately and automatically applied, and shall be deemed to have been treated as having been applied at the time of receipt, in reduction of the principal balance due under this Note.

            No delays on the part of Payee in exercising any right hereunder or under the Building Loan Agreement, the "B" Note, the Mortgage or any of the other Loan Documents shall operate as a waiver thereof or preclude the exercise thereof at any time during the continuance of any default of which Payee has given written notice to Maker or during the continuance of a subsequent default of which Payee has given written notice to Maker.

            Notwithstanding any other provision of this Note or any of the Loan Documents, neither the obligation of Maker to pay the debt evidenced by this Note and the Mortgage nor the

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obligation of Maker to perform any covenant or agreement contained in this Note, the Mortgage, or any of the other Loan Documents shall be enforced by any action or proceeding wherein or whereby damages or any money judgment shall be sought against Maker or any of its partners or officers, directors or partners of such partners, except a foreclosure or other action against the Property encumbered by the Mortgage, and any judgment in any such foreclosure or other action shall be enforceable against Maker only to the extent of its interest in such Property and the income therefrom and no deficiency or other personal judgment shall be rendered or entered against Maker or any of its partners or officers, directors or partners of such partner in such foreclosure or other action; provided, however, that Maker (and Maker's partners) shall be personally liable, following the receipt of a notice of default hereunder or under any of the Loan Documents, to apply, prior to the Permanent Funding Date, 70% of the Pre-Debt-Service Net Cash Flow of the Venture, and, after the Permanent Funding Date, all Pre-Debt Service Net Cash Flow of the Venture received after the notice of default to cure such default, before applying such receipts in any other manner. Nothing in this paragraph shall, however, (1) be deemed to affect the priority of the lien of the Mortgage, (2) impair the right of Payee to accelerate the maturity of this Note (or to avail itself of its other rights and remedies against the Property and Maker's interest therein) upon an Event of Default under this Note, the Mortgage or any other Loan Documents, or (3) relieve Maker of any of the covenants or obligations set forth in this Note, the Mortgage or the other Loan Documents subject, however, to the limitations on personal liability set forth above.

            This Note may not be modified or terminated orally.

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            This Note has been delivered in Boston, Massachusetts and shall be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts.

            The property encumbered by the Mortgage is located in the City of Boston, Massachusetts.

            Any and all notices, approvals, requests and other communications to be given hereunder shall be served and delivered in the manner set forth in the Mortgage.

            IN WITNESS WHEREOF, Maker has executed this Note under seal as of the 29th day of May, 1986.

                                       FIVE HUNDRED BOYLSTON WEST
                                       VENTURE, a joint venture

                                 By:   BOYLSTON WEST 1986 ASSOCIATES
                                       LIMITED PARTNERSHIP, a joint venturer

WITNESS:                               By:   Gerald D. Hines Interests, Ltd.,
                                             doing business in Massachusetts as
                                             Gerald D. Hines Interests, Limited
                                             Partnership, its general partner

/s/ (signature illegible)              By:   /s/ Gerald D. Hines
-------------------------                    -------------------
                                             Gerald D. Hines,
                                             General Partner ESO

                                 By:   NEW ENGLAND MUTUAL LIFE
                                       INSURANCE COMPANY, a joint venturer

                                 By:   COPLEY REAL ESTATE
WITNESS:                               ADVISORS, INC., its agent and duly
                                       authorized asset manager

/s/ (signature illegible)        By:   /s/ William J. Salisbury
-------------------------              ------------------------
                                         William J. Salisbury,
                                         Principal

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                                    By:   DIHC BOYLSTON ASSOCIATES, a joint
                                          venturer

WITNESS:                                  By:   DIHC BOYLSTON CORP., a
                                                partner

/s/ (signature illegible)                       By:   /s/ Herman A. Vonhof
-------------------------                             --------------------
                                                      Herman A. Vonhof
                                                      President

WITNESS:                                  By:   DIHC ST. JAMES CORP., a partner

/s/ (signature illegible)                       By:   /s/ Herman A. Vonhof
-------------------------                             --------------------
                                                      Herman A. Vonhof,
                                                      President

                           ASSIGNMENT OF "A" NOTE AND

                      FIRST MORTGAGE AND SECURITY AGREEMENT

            FOR VALUE RECEIVED, DIHC FINANCE CORPORATION (formerly known as Dutch Institutional Finance Corporation, Inc.), a Georgia corporation having an office at Suite 2000, 200 Galleria Parkway, Atlanta, Georgia ("Assignor"), has this day granted, bargained, sold, assigned, transferred and set over unto STICHTING PENSIOENFONDS VOOR DE GEZONDHEID, GEESTELIJKE EN MAATSCHAPPELIJKE BELANGEN, a foundation formed according to the laws of The Netherlands, having an office at Kroostweg Number 149, Zeist, The Netherlands ("Assignee"), all of Assignor's right, title and interest in and to that certain First Mortgage and Security Agreement and to that certain "A" Note in the original principal amount of up to ONE HUNDRED FIFTY-THREE MILLION SIX HUNDRED FIFTY THOUSAND DOLLARS ($153,650,000) dated as of May 29, 1986 granted by FIVE HUNDRED BOYLSTON WEST VENTURE, a joint venture formed pursuant to the partnership laws of the Commonwealth of Massachusetts, consisting of (1) BOYLSTON WEST 1986 ASSOCIATES LIMITED PARTNERSHIP, a Texas Limited partnership, (2) NEW ENGLAND MUTUAL LIFE INSURANCE COMPANY, a mutual life insurance company, and (3) DIHC BOYLSTON ASSOCIATES, a Georgia partnership, and having an address at 500 Boylston Street, Suite 1800, Boston, Massachusetts 02116, to Assignor, and recorded in the Suffolk County Registry of Deeds Office, Boston, Massachusetts, in Book 12524 at Page 319, and filed with the Suffolk Registry District of the Land Court as Document Number 405540, together with moneys due and to become due thereon.

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            TO HAVE AND TO HOLD the same unto Assignee, its successors and assigns from and after the date hereof.

            AND Assignor covenants that as of this date there was due and owing on the said note principal and interest under said note in the aggregate amount of $118,230,463.78.

            IN WITNESS WHEREOF, Assignor has caused its corporate seal to be hereto affixed and these presents to be signed in its name and behalf by Charles
W. Strawser, Jr., its Senior Vice-President, as of the 10th day of February,
1989.

Signed and Sealed in                      DIHC FINANCE CORPORATION
 Presence of


/s/ Susan M. Harris                       By: /s/ Charles W. Strawser, Jr.
------------------------------               ----------------------------------
                                              Name:  Charles W. Strawser, Jr.
/s/ Melissa W. Carter                         Title: Senior Vice President
------------------------------


                                        2

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                                 ACKNOWLEDGMENT

STATE OF GEORGIA  )
                  : ss.
COUNTY OF COBB    )

            On this 17th day of February, 1989, before me appeared CHARLES W. STRAWSER, JR., Senior Vice-President of DIHC Finance Corporation, who made oath that the foregoing statement is true.

                                                /s/ Susan M. Talbott
                                                --------------------------------
                                                Notary Public


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